MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

Institutional Class Shares, Administrative Class Shares, Investor Class Shares and Retirement Class Shares

August 7, 2017

Each class of shares of the Harbor Fund (the “Fund”) will have the same relative rights and privileges and be subject to the same fees and expenses, except as set forth below. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Fund’s prospectus(es), shares may be exchanged only for shares of the same class of another Harbor mutual fund.

Article I. Institutional Class Shares

Institutional Class Shares are sold at net asset value per share without the imposition of an initial or deferred sales charge. Institutional Class Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Institutional Class Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Institutional Class Shares.

Institutional Class Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Institutional Class Shareholders of the Fund have exclusive voting rights, if any, on any matter which relates solely to that Class. Transfer agency fees attributable to Institutional Class Shares are allocated to Institutional Class Shares except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Institutional Class Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Institutional Class Shares.

The initial purchase date for Institutional Class Shares acquired through (i) reinvestment of dividends on Institutional Class Shares or (ii) exchange from another Harbor mutual fund will be deemed to be the date on which the original Institutional Class shares were purchased.

Article II. Administrative Class Shares

Administrative Class Shares are sold at net asset value per share without the imposition of an initial or deferred sales charge. Administrative Class Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Administrative Class Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Administrative Class Shares. Administrative Class Shares are subject to fees calculated as a stated percentage of the net assets attributable to Administrative Class Shares under the Administrative Class Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Administrative Class Shareholders of the Fund have exclusive voting rights, if any, on any matter which relates solely to that Class, such as with respect to the Fund’s Administrative Class Rule 12b-1 Distribution Plan. Transfer agency fees attributable to Administrative Class Shares are allocated to Administrative Class Shares except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Administrative Class Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Administrative Class Shares.

The initial purchase date for Administrative Class Shares acquired through (i) reinvestment of dividends on Administrative Class Shares or (ii) exchange from another Harbor mutual fund will be deemed to be the date on which the original Administrative Class shares were purchased.

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Article III. Investor Class Shares

Investor Class Shares are sold at net asset value per share and are not subject to an initial or deferred sales charges. Investor Class Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Investor Class Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Investor Class Shares. Investor Class Shares are subject to fees calculated as a stated percentage of the net assets attributable to Investor Class Shares under the Investor Class Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Investor Class Shareholders of the Fund have exclusive voting rights, if any, on any matter which relates solely to that Class, such as with respect to the Fund’s Investor Class Rule 12b-1 Distribution Plan. Transfer agency fees attributable to Investor Class Shares are allocated to Investor Class Shares except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Investor Class Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Investor Class Shares.

The initial purchase date for Investor Class Shares acquired through (i) reinvestment of dividends on Investor Class Shares or (ii) exchange from another Harbor mutual fund will be deemed to be the date on which the original Investor Class shares were purchased.

Article IV. Retirement Class Shares

Retirement Class Shares are sold at net asset value per share without the imposition of an initial or deferred sales charge. Retirement Class Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Retirement Class Shares shall be entitled to the shareholder services set forth from time to time in the Fund’s prospectus with respect to Retirement Class Shares. Retirement Class Shares are not eligible for investment by the Harbor Target Retirement Funds.

Retirement Class Shares are not subject to fees payable under a distribution or other plan adopted pursuant to Rule 12b-1 under the Act. The Retirement Class Shareholders of the Fund have exclusive voting rights, if any, on any matter which relates solely to that Class. Transfer agency fees attributable to Retirement Class Shares are allocated to Retirement Class Shares except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Retirement Class Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Retirement Class Shares.

The initial purchase date for Retirement Class Shares acquired through (i) reinvestment of dividends on Retirement Class Shares or (ii) exchange from another Harbor mutual fund will be deemed to be the date on which the original Retirement Class shares were purchased.

Article V. Approval by Board of Trustees

This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Trustees of the Fund and (b) those of the Trustees who are not “interested persons” (as such term may be from time to time defined under the Act) of Harbor Fund.

Article VI. Amendments

No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article V.

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